EXHIBIT 10.1

NORTHERN PIPELINE DELIVERY AGREEMENT

This Agreement is made this 13th day of August 2024 (“Execution Date”) between Cadiz, Inc., a Delaware corporation, and its wholly owned subsidiary, Cadiz Real Estate LLC, a Delaware limited liability company (collectively, “Cadiz”), Fenner Gap Mutual Water Company, a California nonprofit mutual benefit corporation (“FGMWC”) and Cucamonga Valley Water District, a public agency  (“CVWD”). Cadiz, FGMWC, and CVWD are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.

Cadiz, Inc. is a public company holding certain water, water rights and storage rights in trust for the benefit of its shareholders. Cadiz, Inc., through a wholly-owned subsidiary, Cadiz Real Estate LLC, is also the owner of approximately forty-five thousand (45,000) acres of land in eastern San Bernardino County (“Property”), most of which overlies the Fenner Valley Aquifer System. Cadiz holds the right to extract on average up to 50,000 acre-feet per year (“AFY”) of groundwater to be “conserved” over a 50-year period by the Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project”) pursuant to a certified Final Environmental Impact Report (“Project FEIR”) and Groundwater Management, Monitoring and Mitigation Plan (“GM3P”) approved by the County of San Bernardino (“County”). Cadiz also owns a 30-inch diameter, 220-mile, existing steel pipeline originating at Cadiz with a terminus at Wheeler Ridge (“Northern Pipeline”).

B.

FGMWC is a nonprofit mutual benefit corporation established by Cadiz as a California Mutual Water Company pursuant to California Public Utilities Code §§ 2704 and 2705, authorized to deliver water to its shareholders at its cost, inclusive of water supply, capital, operations, and maintenance. Cadiz will make “Conserved Water,” as defined below, available to FGMWC as authorized under the GM3P for delivery to FGMWC members. FGMWC will operate and manage the Water Project in coordination with the Fenner Valley Water Authority (“FVWA”). FGMWC members will ultimately be comprised of entities that have contracted to receive water from the Water Project and have membership rights in FGMWC.

C.

FVWA is a joint powers authority formed through a joint exercise of powers agreement between Santa Margarita Water District (“SMWD”) and FGMWC. FVWA’s purpose is to lease, maintain and eventually own the facilities and associated appurtenances necessary for the conveyance and delivery of water from the Water Project and provide oversight for operation of the Water Project in accordance with the GM3P.

D.	CVWD is a public agency formed under the County Water District Law, Cal. Water §§ 30000 et seq.

E.	CVWD desires to enter into this Agreement in order to pursue an additional source for its water supply portfolio. The need to acquire additional water supplies is due to a number of environmental and regulatory factors including, but not limited to, the following:

1.  New statewide water use efficiency standards and other conservation mandates have resulted in increased costs to CVWD, thereby necessitating the need to explore more cost effective water supplies.

2.  The historic variability in SWP imported water deliveries demonstrate a lack of reliability necessitating the need to find more reliable and perennial supplies.

3.  CVWD is required to pay various charges for imported water by and through the Metropolitan Water District of Southern California (“MWD”) and the Inland Empire Utilities Agency (“IEUA”).  Some of these charges are imposed regardless of the amount of water delivered in any given year in order to fund infrastructure.  As a result, CVWD desires to pursue opportunities to utilize capacity in said infrastructure in dry years when water allocations are low.

4.  CVWD’s imported water supplies can be impacted during multi-year droughts or other water shortage conditions.  Therefore, CVWD desires to pursue opportunities to make beneficial use of natural resources within San Bernardino County which may be available as a result of the Water Project.

F.	The County has the discretion to designate public water systems within the geographic boundaries of San Bernardino County to which the County may offer up to 25,000 acre-feet (“AF”) of water for beneficial use. In addition, on behalf of public water systems in San Bernardino County, the County may designate potential beneficial uses of Conserved Water within San Bernardino County that may seek to acquire Conserved Water from the Water Project on substantially similar terms, including delivery terms to a public water system located outside of San Bernardino County.

G.	The Parties now desire to enter into this Agreement to provide the material terms and conditions for the delivery of water made available by Cadiz and FGMWC to CVWD, subject to the further exercise of discretion as provided herein and the satisfaction of certain conditions precedent and compliance with all applicable laws, including but not limited to CEQA.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for good and valuable consideration herein, the Parties agree as follows:

1.	Definitions.

The following terms have the following meanings for purposes of this Agreement:

1.1	“As Delivered Price” has the meaning assigned thereto in Section 4.3.

1.2	“Capital Facilities Charge” has the meaning assigned thereto in Section 4.2.1.

1.3	“Commencement Date” has the meaning assigned thereto in Section 3.

1.4	“Conditions Precedent” has the meaning assigned thereto in Section 9.

1.5

“Conserved Water” means groundwater produced and deliverable to end users from the Water Project, on average 50,000 AFY and aggregating 2,500,000 AF of such groundwater cumulatively over the Water Project term.

1.6	“Conserved Water Costs” has the meaning assigned thereto in Section 4.1.

1.7	“Conveyance Costs” has the meaning assigned thereto in Section 4.2.

1.8

“Conveyance Facilities” means those facilities and equipment required to convey Conserved Water to the CV-16 Turnout through the Northern Pipeline, including a 220-mile, 30” steel pipeline, up to six pump stations, and water treatment facilities.  These facilities will be operated by FGMWC or its designee, under the management and oversight of FVWA.

1.9	“CV-16 Turnout” means the CV-16 Turnout of the State Water Project.

1.10	“GM3P” has the meaning assigned thereto in Recital A.

1.11	“Northern Pipeline” has the meaning assigned thereto in Recital A.

1.12	“Notice of Early Termination” has the meaning assigned thereto in Section 9.

1.13	“Not to Exceed Price” has the meaning assigned thereto in Section 4.3.

1.14	“NP Addendum” has the meaning assigned thereto in Recital D.

1.15	“Off-take Facility” means CVWD’s CV-16 Turn-Out where Conserved Water can be taken directly or by exchange.

1.16	“O&M” means operation and maintenance.

1.17	“O&M Charge” has the meaning assigned in Section 4.2.2.

1.18	“Project FEIR” has the meaning assigned thereto in Recital A.

1.19	“Property” has the meaning assigned thereto in Recital A.

1.20

A “Public Water System” means CVWD and any other provider of retail water service that may, in its complete discretion, elect to acquire Conserved Water from the Water Project (collectively, the “Public Water Systems”).

1.21	“Purchase & Sale Agreement” means that certain Water Purchase and Sale Agreement dated July 31, 2012 among SMWD, FGMWC and Cadiz.

1.22	“Southern Pipeline” means the up to 84-inch, 43-mile pipeline to be constructed for the conveyance of Conserved Water to the Colorado River Aqueduct.

1.23	“SWP” means the State Water Project.

1.24	“Target Price” has the meaning assigned thereto in Section 4.3.

1.25	“Term” has the meaning assigned thereto in Section 3.2.

1.26

“Water Conservation Facilities” means those facilities located on the Property as contemplated by the GM3P, for the purpose of withdrawing groundwater for reasonable and beneficial use in a manner that curtails the natural evaporation and waste of water from the Bristol and Cadiz Dry Lakes. Water Conservation Facilities include but are not limited to wells, appurtenances, monitoring equipment, mitigation measures, access roads, power and plumbing required to connect and power the well-field to the Northern Pipeline and Southern Pipeline. Water Conservation Facilities do not include facilities that are exclusively installed and operated for the purpose of conveying Conserved Water and stored water for export from the Property.

1.27	“Water Project” has the meaning assigned thereto in Recital A.

2.	Delivery of Water to CVWD.

2.1

Cadiz will work with FGMWC and FVWA to exercise its rights in the Water Project for the delivery of Conserved Water pursuant to this Agreement, including making available the Northern Pipeline via long term lease or dedication for the development of the Conveyance Facilities as contemplated by this Agreement.  CVWD shall have no obligation to implement or enforce any such obligations with and among FGMWC and/or FVWA and Cadiz.

2.2	Cadiz will deliver and CVWD will purchase up to 5,000 AFY of Conserved Water during the Term.

2.3

Conserved Water will be delivered to CVWD through the Conveyance Facilities to the SWP, where it is intended that CVWD will exchange such Conserved Water with an SWP contractor as further described in Section 7.  Cadiz and FGMWC will work cooperatively with CVWD to facilitate such exchanges. Notwithstanding the foregoing, CVWD reserves the right to arrange for direct delivery of Conserved Water as further described in Section 7.

2.4

To the extent that the method of delivery to CVWD includes wheeling, exchanges, storage and physical improvements, the terms and conditions for such action must be satisfactory to CVWD, in the exercise of its complete discretion, as a Condition Precedent pursuant to Section 9 below. This means that if CVWD determines the proposed method of delivery does not meet its criteria for cost, reliability, or any other reason over the term of the Agreement, it may exit the Agreement as provided in Section 9.

2.5

Conserved Water delivered by Cadiz shall  meet the applicable federal and state water quality standards as well as the water quality requirements of  all water systems receiving and conveying Conserved Water, including but not limited to State Water Project and California Department of Water Resources, State Water Contractors, and Metropolitan Water District. Meeting such standards is a condition of CVWD agreeing to receive any such deliveries.

3.	Term and Time Periods.

3.1

Commencement Date. The Commencement Date of this Agreement shall be the first day that (a) all Conditions Precedent have been satisfied;  (b) Conserved Water is first made available for delivery to CVWD through the Conveyance Facilities and (c) all agreements and permits are approved and in place with all entities necessary to accept the delivery of Conserved Water to CVWD, including but not limited to federal and state agencies, the Metropolitan Water District , and  State Water Project contractors, as applicable.

3.2

Term. The term of this Agreement is thirty (30) years beginning on the Commencement Date (“Term”). The Term shall be extended for additional ten (10) year terms unless Cadiz or CVWD elect to terminate this Agreement by submitting written notice at least sixty (60) days prior to expiration of the initial term or any extended term which may be in effect.  To the extent that there is an interruption of supply or an under-delivery compared to the quantity set forth in Section 2, CVWD at its sole election may extend the term of the Agreement until the full quantity of the delivery obligation (200,000 AF) is satisfied.

3.3

Early Termination. Any Party shall have the right to terminate upon notice to the other Parties if all Conditions Precedent have not been satisfied within thirty-six (36) months from the Execution Date, unless such period is extended by written agreement among the Parties.  Whether all Conditions Precedent have been satisfied shall be determined in each Party’s sole and absolute discretion and any such determination shall not be subject to the Dispute Resolution provisions in this Agreement, nor be subject to any other right to challenge that determination which may otherwise be available to the other Parties.  The thirty-six (36) month period shall be tolled by any litigation that challenges the authorization of the Water Project or the Parties’ respective legal authorities to proceed with the Water Project, including actions brought pursuant to CEQA, provided that the tolling of time shall not exceed twelve (12) months without the mutual written agreement among the Parties. Any notice of termination must be delivered, if at all, within six (6) months after the period for satisfying all Conditions Precedent, as it may be tolled, has expired.  It is acknowledged that the Conditions Precedent include the required arrangements among Cadiz and FGMWC/FVWA for use of the Conveyance Facilities as set forth in Section 2.1 and 6.3.  Notwithstanding the foregoing, provided that CVWD has not previously approved or waived all of the Conditions Precedent, in writing, CVWD shall have the right to terminate this Agreement, in its sole complete discretion: (i) up to eighteen (18) months from the Execution Date, during which time CVWD will engage in due diligence review; and (ii) at any time after execution of this Agreement prior to the date on which financing has been completed and construction is commenced (“Early Termination Period”), upon ten (10) days prior notice to Cadiz with a written document entitled “Notice of Early Termination.”  CVWD’s determination as to approval or waiver of Conditions Precedent shall be made in CVWD’s sole discretion and any such determination shall not be subject to the Dispute Resolution provisions in this Agreement, nor be subject to any other right to challenge that determination which may otherwise be available to the other Parties.

4.	Pricing and Payment.

4.1

Conserved Water Cost. The cost of Conserved Water (“Conserved Water Cost”) will be a fixed price payable by CVWD to Cadiz on a per-acre foot basis that is inclusive of all costs (including, but not limited to, capital and O&M) incurred in managing the conservation, pumping and delivery of Conserved Water to the Conveyance Facilities in compliance with the GM3P. The Conserved Water Cost will be subject to an annual adjustment that is mutually agreed by Cadiz and CVWD (such as the CPI Water and Sewer Index) to reflect reasonable changes in the cost to Cadiz of providing Conserved Water over the Term.

4.2	Conveyance Costs.

4.2.1

Capital Expenses.  Capital expenses for the Conveyance Facilities will be arranged and financed by Cadiz, acting on its own or in coordination with FGMWC or other offtakers from the Conveyance Facilities. It is not intended that CVWD will participate in any financing arrangements for the construction of the Conveyance Facilities, provided, however, that CVWD will reasonably cooperate with Cadiz, FGMWC or other Public Water Systems to apply for federal or state grant funding that may be available for the Conveyance Facilities pursuant to Section 5.  The final capital cost of the Conveyance Facilities will be fixed and amortized by Cadiz over the Term as a “Capital Facilities Charge” that will be payable by CVWD on a per acre foot basis in connection with the actual delivery of Conserved Water as set forth in Section 4.4.

4.2.2

O&M Expenses.  O&M expenses for the Conveyance Facilities will be variable based on the actual cost of operation, maintenance and repair, including reasonable administrative costs.  It is anticipated that the most significant operating cost will be electrical use, but reasonable efforts will be made to hedge this cost through short and long term power purchase agreements.  O&M expenses will be recovered through an O&M Charge that will be payable by CVWD on a per acre foot basis in connection with the actual delivery of Conserved Water.  The O&M Charge will be subject to reconciliation to actual expenses at the end of each delivery year during the Term.

4.2.3

Conveyance Charge. The Capital Facilities Charge and the O&M Charge are collectively referred to herein as the “Conveyance Costs.”  The Conveyance Costs will be in addition to the Conserved Water Cost and are a part of the “As Delivered Price” to CVWD.  This means that the combination of Conveyance Costs and Conserved Water Costs will be no greater than the Not to Exceed Price.

4.2.4

Incidental Costs. Any and all other costs and expenses, regardless of whether specifically set forth in this Agreement or directly incurred by and through conveyance will be categorized as Conveyance Costs for purpose of quantifying the “Not to Exceed Price,” as defined below. In no event will CVWD be responsible for any amounts in excess of the Not to Exceed Price as defined below.  The Conveyance Cost (inclusive of incidental costs) is also described in the following formula:

Capital Facilities Charge	(fixed)
+ O&M Charge	(variable)
Conveyance Cost

4.3	As Delivered Price. The aggregate sum of Conserved Water Costs and Conveyance Costs will constitute the “As Delivered Price.” The As Delivered Price is also described in the following formula:

Conserved Water Cost	(adjustable)
+ Conveyance Cost	(variable)
As Delivered Price

The Parties will exercise good faith to, with the benefit of grant funding along with value engineering, pursue an As Delivered Price of $1,000 per AF for the delivery of Conserved Water to CVWD for exchange or delivery up to CVWD’s CV-16 Turn-Out off-take facility (“Target Price”). CVWD acknowledges that despite the best efforts of Cadiz, the As Delivered Price may exceed the Target Price, provided, however, that in no event will CVWD be required to take any deliveries where the As Delivered Price payable by CVWD, along with all other costs incurred by CVWD for the exchange and delivery of Conserved Water up to the CV-16 Turn-Out, is above the “Not to Exceed Price.”  The Not to Exceed Price shall be deemed to be the lesser of the following: (a) $1,650 per AF or (b) the then prevailing full cost of recycled water recharge rate available to CVWD from the Inland Empire Utilities Agency (IEUA), minus fifteen percent (15%). IEUA may in the future change their rate structure, therefore for purposes of this agreement the effective recycled water recharge rate shall be inclusive of all volumetric rates, fixed charges and surcharges.

4.4

Payment on Delivery. CVWD shall pay Cadiz the As Delivered Price, subject to the Not to Exceed Price, for Conserved Water up to 5,000 AFY that is actually made available for delivery to CVWD on the agreed upon schedule through the Conveyance Facilities regardless of whether or not CVWD elects to take delivery. For the purposes of clarity, if Conserved Water is made available to CVWD for delivery, the Conserved Water will be deemed to have actually been delivered, subject to any disruption in the Water Project or the Conveyance Facilities that would have otherwise prevented such delivery to CVWD.  CVWD is not required to pay any cost or charge for Conserved Water that is not made available by Cadiz.

5.

Loans and Grant Funding. CVWD agrees to cooperate with FGMWC, FVWA and other Public Water Systems, in coordination with Cadiz, to seek grant funding to offset capital costs and operating expenses to achieve the Target Price. In furtherance of this agreement, the Public Water Systems will agree on a “project description” for environmental review and suitable to secure grant funding and cooperate in making applications for grant funding, supported by broad constituencies. Improvements to local facilities within each Public Water System’s service area may be included in the grant applications.

6.	Responsibility for Facilities.

6.1	Off-Take Facilities. CVWD will be responsible for the costs associated with any physical delivery of Conserved Water following delivery to the CV-16 Turn-Out Off-Take Facility.

6.2

Coordinated Plan. The Public Water Systems may share in a coordinated plan whereby a pipeline extension may be built to Jurupa Community Services District. Whatever capital facilities are required to receive delivery of Project Water from the applicable off-take facility  shall be a shared cost among only the benefitted Public Water Systems.  CVWD shall not bear any expense for facilities that are not necessary or convenient to the delivery of Conserved Water for CVWD’s own use.

6.3	Conveyance Facilities. Conveyance Facilities will be operated by FGMWC, or its designee, under the management and oversight of FVWA.

6.4

Water Conservation Facilities. The Water Conservation Facilities may be leased as necessary or prudent to FVWA. The Water Conservation Facilities will be operated by FGMWC, or its designee, under the oversight of FVWA.  Conserved Water will be made available by Cadiz to FGMWC for delivery in accordance with the terms of this Agreement.

7.	Delivery Options.

7.1

Direct Delivery Options. Direct delivery of water to CVWD will be via the CV-16 Turnout, through the conveyance of Conserved Water via the Conveyance Facilities and exchanged with one or more SWP contractors, including but not limited to Antelope Valley-East Kern Water Agency (“AVEK”), Mojave Water Agency (“MWA”), and/or Palmdale Water District, in each entity’s complete discretion. The water delivered to CVWD pursuant to this Agreement may be either Table A or Article 54 (i.e., non-SWP water), within CVWD’s discretion. The Parties will exercise good faith to pursue delivery options that offer water supply reliability in dry years, and are consistent with achieving the Target Price and the Not to Exceed Price.

7.2

Exchange Structures. The Parties may select from multiple exchange structures to ensure the availability of water for CVWD. In normal and wet years, the Parties may enter into one or more contemporaneous exchange(s) of Conserved Water with one or more SWP contractor(s). To facilitate the availability of water for CVWD in dry and critically dry years, the Parties may enter into agreements with one or more SWP contractors providing for the pre-delivery of water to CVWD during wet years through designated groundwater banks, including the use of flood waters when available.

7.3

CV-16 Turnout Conveyance. CV-16 Turnout conveyance may be achieved within the capacity rights of either San Bernardino Valley Municipal Water District or Metropolitan Water District of Southern California, or pursuant to applicable law.

8.	Project Management and Responsibilities.

8.1	Water Conservation. All permits and approvals, if any, to operate under the GM3P will be the responsibility of Cadiz under the oversight of FGMWC and FVWA.

8.2

Conveyance Permitting. FGMWC and FVWA, in coordination with the Public Water Systems, will assume management responsibility for securing required permits for the conveyance of water to the points of delivery.

8.3

Conveyance Environmental Review. FVWA and its managing member, SMWD, are sponsors of the Project FEIR and the NP Addendum. The NP Addendum will be completed by FVWA as lead agency, with each Public Water System acting as a “Responsible Agency” for its respective off-take facilities or other entity-specific facilities required to receive a delivery to the Public Water System.

8.4

Negotiation Responsibility. The initial negotiation of SWP exchanges and documentation of agreements will be led by FGMWC on behalf of its putative shareholders. With regard to the Conveyance Facilities, these putative shareholder entities will be Public Water Systems, accounting for up to twenty-five thousand (25,000) AFY, with these quantities representing the full annual capacity of the Northern Pipeline.

8.5	Exchanges. FGMWC, in coordination with the Public Water Systems, will pursue the exchanges required to effectuate the purposes of this Agreement.

8.6	Wheeling. To the extent exchanges are insufficient or undesirable, FGMWC will, in coordination with the Public Water Systems, seek wheeling capacity that may be available through AVEK.

8.7	SWP Facilities . FGMWC, in coordination with the Public Water Systems, will pursue reasonable and feasible conveyance opportunities through the facilities of the SWP.

8.8

Off-Take Facilities. The construction, management and operation of any off-take facilities necessary to take physical delivery of the Conserved Water or exchange water will be the responsibility of CVWD and not FGMWC.

8.9	Grant Funding. The Parties will coordinate their efforts through the umbrella of the FGMWC and FVWA in a good faith effort to secure grant funding from state and federal sources.

8.10

Capital Infrastructure and Finance Plan.  As soon as practicable and prior to the commencement of construction, the Public Water Systems and Cadiz will coordinate their efforts to develop both a Capital Infrastructure and a Financing Plan to account for all planned for construction and improvements to receive the delivery of up to 25,000 AFY in a manner that meets the Conditions Precedent and the requirements of this Agreement.

9.

Conditions Precedent. Each of the following are express conditions precedent (“Conditions Precedent”) to the performance of the Parties’ obligations under this Agreement. This means that there is no obligation by CVWD to proceed under this Agreement if each of the Conditions Precedent are not met to the satisfaction of CVWD and construction of the Conveyance Facilities will not create an obligation on the part of CVWD. All of these Conditions Precedent must be satisfied to the mutual satisfaction of the Parties or waived in writing by the Parties within thirty-six (36) months from the Execution Date unless such period of time is extended by the Parties in writing.  In the event all of these Conditions Precedent are not met by said deadline, or any mutually agreed upon extension, then CVWD shall have the right in its sole discretion to terminate this Agreement upon ten (10) days prior notice to Cadiz with a written document entitled “Notice of Early Termination.”  CVWD’s determination as to approval or waiver of Conditions Precedent shall be made in CVWD’s sole discretion and any such determination shall not be subject to the Dispute Resolution provisions in this Agreement, nor be subject to any other right to challenge that determination which may otherwise be available to the other Parties. Notwithstanding the foregoing, at any time after execution of this Agreement and prior to the date on which construction is commenced (“Early Termination Period”), CVWD shall have the right to terminate this Agreement for any reason or no reason and in its sole discretion upon ten (10) days prior notice to Cadiz with a written document entitled “Notice of Early Termination.” Cadiz shall provide CVWD with 60 days written notice prior to commencement of construction and the end of the Early Termination Period. These rights of termination shall not be subject to the Dispute Resolution provisions in this Agreement.

9.1

Execution of Agreements. Execution of the necessary agreements by the Parties to meet all obligations to make water available to the Public Water Systems by delivery through the CV-16 Turnout, including but not limited to exchange agreements, wheeling agreements, land acquisitions, easements, and rights of way as may be required;

9.2

Compliance with Laws; NP Addendum. Compliance with all applicable laws and prior regulatory approvals for the Water Project, including but not limited to the GM3P, the Project FEIR, CEQA, and the National Environmental Policy Act, to the extent required by law, as well as the approval of the NP Addendum with conditions of approval or mitigation measures that are acceptable to Cadiz, CVWD and the Public Water Systems that are offtakers.

9.3	Additional CEQA Compliance. The completion of all CEQA requirements of CVWD as set forth in Section 10.

9.4

Contractual Agreement for Excess Conveyance Capacity. Obtaining a contractual agreement for the use of excess conveyance capacity in the applicable facilities  sufficient to make a delivery of up to 15,000 AFY to the Public Water Systems, including  on their required schedule;

9.5

Obtaining Funding. Obtaining loans and grant funding, that in the discretion of the  Parties and the other Public Water System offtakers, are sufficient to obtain the Conserved Water for the lowest cost reasonable and prudent to deliver Conserved Water at a cost no greater than the Not to Exceed Price;

9.6	Not to Exceed Price. The establishment of a Not to Exceed Price as defined in Section 4.3;

9.7

Preparation of Capital Infrastructure and Finance Plan. As provided in Section 8.10 above, completion of a Capital Infrastructure and Finance Plan for the complete cost of construction, conveyance and delivery of up to 5,000 AFY to CVWD and 25,000 AFY through the Northern Pipeline;

9.8	Written Notice of Completion. Cadiz providing written notice of completion of the foregoing conditions precedent to CVWD.

10.

Environmental Compliance. The Parties acknowledge and agree that any decisions of CVWD with respect to this Agreement shall be conditioned upon CVWD making all the necessary findings and determinations required by CEQA, in accordance with Save Tara v. City of West Hollywood (2008) 45 Cal.4th 116 and related jurisprudence, or otherwise required by applicable federal, state or local law.  Nothing in this Agreement shall be construed to limit CVWD’s discretion to consider and adopt any mitigation measure or project alternative in its role as the purchaser of Conserved Water pursuant to this Agreement.

11.	Rights to Conserved Water.

11.1

Water Rights Appurtenant to Cadiz Property. CVWD’s right to deliveries of Conserved Water shall not result in the transfer of Cadiz’ water rights appurtenant to the Property or in the Fenner Valley Aquifer System. The overlying and appropriative right to withdraw 50,000 AFY (on average) and up to 2.5 million AF over a 50-year period, including the right to export to  CVWD and others, will remain appurtenant to Cadiz’ Property.

12.	Rate of Delivery and Additional Capacity.

12.1

Steady Delivery. Conserved Water from the Water Project can be delivered at a steady-state rate of delivery over a 12-month period. CVWD shall exercise good faith to estimate its preferred monthly schedule of delivery.

12.2

Additional Capacities. To the extent required, additional capacity to meet specific peak period demands would be achieved by several options, including storing water through AVEK and/or MWA groundwater banks, in the Antelope Valley Groundwater Basin, and/or exchanges.  In addition, the Northern Pipeline could be operated to deliver up to 30,000 AFY between Barstow and the Los Angeles Aqueduct, provided that the incremental costs for accommodating the added quantities would be borne by the entity requesting the additional capacity.

13.

Transfers. CVWD has the right to transfer its allocation of Conserved Water on a permanent or temporary (annual) basis to another member of the FGMWC or to another Public Water System designated by CVWD, provided that CVWD pays the additional incremental cost of the transfer, and the transferee is subject to the same conditions as CVWD.

14.

FGMWC Obligations. FGMWC will deliver water to CVWD as a member/shareholder. FGMWC will assume the responsibility for operating in accordance with applicable law, permits and conditions, and will maintain prudent and customary insurance commensurate with the undertaking, including but not limited to maintaining its status as a “not for profit” entity. The Parties intend that this Agreement, and those entered into to further the purpose of this Agreement, are qualifying contracts that do not dedicate water to a public use or subject FGMWC to regulation by the California Public Utilities Commission.

15.

Improvements Within CVWD’s Service Area. CVWD assumes responsibility for (i) permitting any additional facilities or improvements within its service area necessary to put the water made available under this Agreement to beneficial use and (ii) the cost of such facilities or improvements from CVWD’s CV-16 Turn-Out  to the place of beneficial use.

16.

Liability. CVWD will be responsible for any cost, claim, damages or liability arising in connection with the control, carriage, handling, use, disposal, or distribution of Conserved Water beyond the point of delivery at the CV-16 Turnout  as set forth in this Agreement. CVWD shall indemnify and hold harmless FGMWC, Cadiz, their respective affiliates, and their respective directors, officers, agents and employees from any such damages or claim for damages.

17.

Assignment. Except as otherwise expressly set forth herein, no Party may assign their rights, responsibilities and obligations hereunder without the consent of all other Parties, which shall not be unreasonably withheld or delayed. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective, permitted successors and assigns.

18.	Amendments. Except as otherwise provided in this Agreement, this Agreement may only be amended, modified, changed or rescinded in a writing signed by each of the Parties hereto.

19.	Miscellaneous.

19.1

Interpretation. The provisions of this Agreement should be liberally interpreted to effectuate its purposes. The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against any Party, as each Party has participated in the drafting of this Agreement and has had the opportunity to have its counsel review it. Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa. The word “including” means without limitation, and the word “or” is not exclusive. Unless the context otherwise requires, references herein: (i) to Sections and Exhibits mean the Sections of and the Exhibits attached to this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.

19.2	Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed a part of this Agreement.

19.3

Severability. If any term or provision of this Agreement is illegal, invalid or unenforceable, such term shall be limited to the extent necessary to make it legal and enforceable, and, if necessary, severed from this Agreement. All other terms and provisions of this Agreement shall remain in full force and effect.

19.4

Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.

19.5	Amendment. Unless otherwise stated herein, no amendment of this Agreement shall be effective unless reduced to a writing and subscribed by the Parties.

19.6

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Should litigation occur, venue shall be in San Bernardino County Superior Court.

19.7

Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered: (a) in person; or (b) by Federal Express or another reputable commercial overnight courier that guarantees next day delivery and provides a receipt. Any notice shall be deemed delivered when actually delivered, and such notices shall be addressed as follows:

If to Cadiz:

Cadiz, Inc.

Attn: Chief Executive Officer

550 South Hope Street, Suite 2850

Los Angeles, CA 90017

If to FGMWC:

Fenner Gap Mutual Water Company

Attn: President

550 South Hope Street, Suite 2850

Los Angeles, CA 90017

If to CVWD:

Cucamonga Valley Water District

Attn: General Manager

10440 Ashford St.

Rancho Cucamonga, CA 91730-2799

19.8

Merger of Prior Agreements. Except for the Purchase & Sale Agreement and any agreements between Cadiz and SMWD with respect to the Water Project and the Water Conservation Facilities, this Agreement and the exhibits hereto constitute the entire agreement between the Parties and supersede all prior agreements and understandings between the Parties relating to the delivery of Conserved Water from the Northern Pipeline. This Agreement is intended to implement, and should be interpreted consistently with, the Project FEIR, as supplemented by the NP Addendum, and the GM3P.

19.9

Attorney Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

19.10

Dispute Resolution. The Parties shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation, involving, as and when appropriate, the general manager or chief executive officer of each of the Parties. Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the Parties, shall be resolved by a single arbitrator with substantial experience on the matter or matters in dispute, conducted in accordance with JAMS. If the Parties cannot agree on a single arbitrator within ten (10) days of the written election to submit the matter to arbitration, any Party may request JAMS to appoint a single, neutral arbitrator. The Parties shall use their reasonable best efforts to have the arbitration proceeding concluded within ninety (90) business days of the selection of the arbitrator. In rendering the award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive and procedural laws of California. All discovery shall be governed by the California Code of Civil Procedure with all applicable time periods for notice and scheduling provided therein being reduced by one-half. The arbitrator may establish other discovery limitations or rules. The arbitrator shall have the authority to grant provisional remedies and all other remedies at law or in equity, but shall not have the power to award punitive or consequential damages. The decision of the arbitrator shall be final, conclusive and binding upon the Parties, and any Party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision. The losing Party shall pay all costs and expenses of the arbitration; provided, however, if no Party is clearly the losing Party, then the arbitrator shall allocate the arbitration costs between the Parties in an equitable manner, as the arbitrator may determine in his or her sole discretion.

19.11	Dissemination of Public Information. Other than as required by law, such as by filings with the Securities Exchange Commission, and unless there is advanced written consent of CVWD, determined in CVWD’s sole discretion, there shall be no dissemination of public information regarding the Water Project, this Agreement or Cadiz which includes any reference to CVWD. For example, and not by way of limitation, the dissemination of Public Information includes press releases, press conferences, interviews, marketing materials, signs or any other activities which reference CVWD in any way.

[Signature Follow on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by authorized officials thereof on the dates indicated below.

Dated: August 13, 2024                        CADIZ, INC.

By: /s/ Susan P. Kennedy

Title: Susan P. Kennedy, Chair of the Board

APPROVED AS TO FORM

By: /s/ Jessica Diaz

Title: Jessica Diaz, Counsel

Dated: August 13, 2024                     FENNER GAP MUTUAL WATER COMPANY

By: /s/ Susan P. Kennedy

Title: Susan P. Kennedy, President

APPROVED AS TO FORM

By: /s/ Jessica Diaz

Title: Jessica Diaz, Counsel

Dated: August 13, 2024                    CUCAMONGA VALLEY WATER DISTRICT

By: /s/ John BoslerTitle: John Bosler, General Manager/CEO